News Release

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, VA 20191

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Audrey Schaefer (240) 876-1588

Nextel Reports Strong Second-Quarter 2004 Results

- Revenue of $3.3 Billion, up 29% -
- Operating Income before Depreciation and Amortization of $1.26 Billion, up 25% -
- Income of $1.3 Billion, includes Tax Benefit and Debt Retirement Costs -
- Earnings per share of $1.17, includes Tax Benefit and Debt Retirement Costs -
- Nextel Subscriber Additions of 546,000; Ending Subscribers 13.9 Million -
- Reaffirms 2004 Guidance -

RESTON, Va. - July 21, 2004 — Nextel Communications, Inc. (NASDAQ: NXTL) today announced strong financial and operating results for the second-quarter 2004, including record revenue, operating income before depreciation and amortization (OIBDA) and net income. Highlights compared with last year’s second quarter include revenue of $3.3 billion, up 29% from last year’s second-quarter revenue of $2.6 billion and OIBDA of $1.26 billion, up 25% from last year’s second-quarter OIBDA of $1.0 billion.

Second-quarter 2004 income was $1.3 billion, or $1.17 per share, up significantly from last year’s second-quarter income of $281 million, or $0.27 per share. Second-quarter 2004 income includes a net tax benefit of $726 million, or $0.65 per share, resulting from the release of a significant portion of the accumulated net operating loss valuation allowance and an expense of $34 million, or $0.03 per share from the retirement of convertible debt during the quarter. Adjusting for these two items, second-quarter income was $608 million, or $0.55 per share, up 111% from last year’s adjusted second-quarter income of $288 million, or $0.28 per share.

“Our second-quarter results reflect continued progress on multiple fronts and we are on track to meet or exceed our 2004 guidance” said Tim Donahue, Nextel’s president and CEO. “Subscriber quality improved during the second quarter as reflected by an increase in average monthly revenue per subscriber (ARPU) and a reduction in customer churn. I am confident that Nextel will continue to execute our Smart Growth strategy aimed at delivering strong top-line growth and industry-leading profitability.”

Subscriber additions of 546,000 were 15% greater than in the first quarter with ARPU up $1 to $70 and churn down a tenth of a percent to 1.6% as compared with the first quarter. In addition, Boost Mobile™ added 68,000 subscribers during the second quarter. Nextel ended the second quarter with approximately 13.9 million subscribers and Boost Mobile ended the quarter with approximately 605,000 subscribers.

“Nextel is keenly focused on attracting the most valuable subscribers in the industry and enhancing our differentiation,” said Tom Kelly, Nextel’s EVP and COO. “During the second quarter, we introduced NextMailSM, which enables subscribers to send voice messages to any email address in the world, as well as International Direct ConnectSM which allows Nextel customers to instantly hold walkie-talkie conversations across borders into Canada, Mexico, Peru, Brazil and Argentina. We also recently introduced our smallest ever handset, the i830™, and we anticipate the upcoming launch of DirectTalkSM, our first handset with off-network Push To TalkSM, and our first-camera phone with an extra large screen. These initiatives are consistent with our strategy to be first, better and different.”

Nextel ended the second quarter of 2004 with approximately $2.1 billion in cash, cash equivalents and short-term investments. As of June 30, 2004, Nextel had outstanding $9.6 billion of debt, down from $10.3 billion as of March 31, 2004.

“Nextel continues to build on its track record of delivering strong operating results, industry leading margins and the highest lifetime value per subscriber,” said Paul Saleh, Nextel’s EVP and CFO. “We are also continuing to take steps to further enhance our financial flexibility and strengthen our balance sheet. During the second quarter, Nextel reduced debt by approximately $700 million and so far this year has been upgraded by all rating agencies. During July, Nextel extended and refinanced its credit facility and increased liquidity to $4.6 billion on a pro forma basis.”

Capital expenditures were $581 million in the second quarter of 2004. Total system minutes of use on the Nextel national network increased 30% during the quarter when compared with the same period in 2003 to approximately 31.9 billion. Monthly subscriber usage increased 8% to 780 minutes of use when compared with last year’s second-quarter usage of 720 minutes.

“Our iDEN network continues to scale very effectively and we are on track with our network expansion plans,” said Barry West, Nextel’s EVP and CTO. “I am also pleased to report that we have finalized plans to begin selling handsets equipped to operate using the new voice coder throughout all markets beginning this quarter. We will activate the supporting network software in selected markets immediately and plan to activate all markets by early 2005.”

In addition to the results prepared in accordance with Generally Accepted Accounting Principles (GAAP) provided throughout this press release, Nextel has presented non-GAAP financial measures, such as adjusted income, OIBDA, OIBDA margin, free cash flow and ARPU. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations from GAAP results to these non-GAAP financial measures are provided in the notes to the attached financial tables. To view these and other reconciliations and information about how to access the conference call discussing Nextel’s second quarter results visit the ‘Investor Relations’ link under the ‘About Nextel’ tab at www.nextel.com.

About Nextel

Nextel Communications, a FORTUNE 200 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Today 95 percent of FORTUNE 500® companies are Nextel customers. Nextel and Nextel Partners, Inc. currently serve 296 of the top 300 U.S. markets where approximately 252 million people live or work.

Nextel, the Nextel logo, NextMail, DirectTalk, Push To Talk, and International Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.

About Boost Mobile

Boost Mobile™, an Irvine, California-based division of Nextel Communications, Inc. (NASDAQ: NXTL), is a provider of quality wireless telecommunications products and services, including Boost-branded wireless phones, the Boost™ Walkie-Talkie (digital, Push To Talk™ technology), and Re-Boost™ Pay-As-You-Go cards. Experience Boost on the Web at www.boostmobile.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. Such matters and subject areas include, in particular, our 2004 guidance and our technology plans relating to the new voice coder technology. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel’s current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet any financing needs and the risks that are described from time to time in Nextel reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2003 and in the first quarter 2004 Form 10-Q. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Consolidated Statements of Operations
(in millions, except per share amounts)

	For the six months ended		For the three months ended
	June 30,		June 30,
	2004	2003	2004	2003
Operating revenues
Service revenues	$5,715	$4,595	$2,939	$2,385
Handset and accessory revenues	677	332	350	171

	6,392	4,927	3,289	2,556

Operating expenses
Cost of service (exclusive of depreciation included below)	895	777	457	408
Cost of handset and accessory revenues	985	625	496	315
Selling and marketing	1,029	855	534	444
General and administrative	1,020	760	544	385
Depreciation and amortization	896	835	453	422

Operating income	1,567	1,075	805	582
Interest expense	(309)	(444)	(155)	(219)
Interest income	15	22	7	10
Loss on retirement of debt	(51)	(7)	(34)	(2)
Equity in losses of unconsolidated affiliates, net	(2)	(48)	(2)	(35)
Realized gain on sale of investments	26	—	—	—
Other	3	—	2	—

Income before income tax benefit (provision)	1,249	598	623	336
Income tax benefit (provision) (1)	646	(49)	679	(27)

Net income	1,895	549	1,302	309
Loss on retirement of mandatorily redeemable preferred stock	—	(7)	—	(5)
Mandatorily redeemable preferred stock dividends and accretion	(4)	(53)	(2)	(23)

Income available to common stockholders	$1,891	$489	$1,300	$281

Earnings per common share
Basic	$1.71	$0.48	$1.17	$0.27

Diluted	$1.64	$0.47	$1.12	$0.27

Weighted average number of common shares outstanding
Basic	1,108	1,020	1,110	1,029

Diluted	1,168	1,050	1,173	1,052

Selected Balance Sheet Data
(in millions)

	June 30,	December 31,
	2004	2003
Cash, cash equivalents and short-term investments	$2,094	$1,971
Accounts and notes receivable, net of allowance for doubtful accounts of $77 and $86	1,369	1,276
Property, plant and equipment, net	9,327	9,093
Intangible assets, net	7,220	7,038
Total assets	21,669	20,510
Long-term debt, including current portion	9,607	10,047
Capital lease obligation	—	165
Total liabilities	13,258	14,575
Zero coupon mandatorily redeemable preferred stock	103	99
Stockholders’ equity	8,308	5,836

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Adjusted Income Available to Common Stockholders Data
(in millions, except per share amounts)

	For the six months ended		For the six months ended
	June 30, 2004		June 30, 2003
		Basic EPS		Basic EPS
Income available to common stockholders	$1,891	$1.71	$489	$0.48
Loss on retirement of debt	51	0.05	7	0.01
Realized gain on sale of investments	(26)	(0.03)	—	—
Loss on retirement of mandatorily redeemable preferred stock	—	—	7	0.01
Net tax benefit from the release of the net operating loss valuation allowance	(726)	(0.66)	—	—

Adjusted income available to common stockholders (2)	$1,190	$1.07	$503	$0.50

	For the three months ended		For the three months ended
	June 30, 2004		June 30, 2003
		Basic EPS		Basic EPS
Income available to common stockholders	$1,300	$1.17	$281	$0.27
Loss on retirement of debt	34	0.03	2	—
Loss on retirement of mandatorily redeemable preferred stock	—	—	5	0.01
Net tax benefit from the release of the net operating loss valuation allowance	(726)	(0.65)	—	—

Adjusted income available to common stockholders (2)	$608	$0.55	$288	$0.28

Other Data

	For the three months ended
	June 30,	June 30,
	2004	2003
Handsets in service, end of period (in thousands) (3)	13,902	11,683
Net handset additions (in thousands) (3)	546	591
Average monthly minutes of use per handset	780	720
Average monthly revenue per handset/unit (ARPU) (4)	$70	$69
Cost per gross add (CPGA) (5)	$455	$460
Cash cost per handset/unit (CCPU) (6)	$25	$23
Operating income before depreciation and amortization (OIBDA) (in millions) (7)	$1,258	$1,004
Bad debt expense included in general and administrative (in millions)	$34	$25
Bad debt expense as a percentage of operating revenues	1.0%	1.0%

Capital Expenditures
(in millions)

	For the six months ended		For the three months ended
	June 30,		June 30,
	2004	2003	2004	2003
Cash paid for capital expenditures, excluding capitalized interest	$1,183	$707	$502	$332
Changes in capital expenditures accrued or unpaid	(65)	—	79	70

Capital expenditures, excluding capitalized interest	1,118	707	581	402
Capitalized interest	5	20	2	9

Total capital expenditures	$1,123	$727	$583	$411

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Condensed Consolidated Statements of Cash Flows
(in millions)

	For the six months ended		For the three months ended
	June 30,		June 30,
	2004	2003	2004	2003
Cash flows from operating activities
Net income	$1,895	$549	$1,302	$309
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	896	835	453	422
Change in accrued interest on short-term investments	(6)	(6)	(3)	(3)
Net tax benefit from the release of the net operating loss valuation allowance	(726)	—	(726)	—
Other	(54)	138	(265)	(25)

Net cash provided by operating activities	2,005	1,516	761	703

Cash flows from investing activities
Cash paid for capital expenditures, including capitalized interest	(1,188)	(727)	(504)	(341)
Payments for licenses, acquisitions and other, net of cash acquired	(243)	(238)	(187)	(24)
Proceeds from sales of investments	77	—	—	—
Net changes in short-term investments	159	(134)	17	(56)

Net cash used in investing activities	(1,195)	(1,099)	(674)	(421)

Cash flows from financing activities
Purchase and retirement of debt securities and mandatorily redeemable preferred stock	(827)	(707)	(636)	(137)
Proceeds from issuance of debt securities	494	—	—	—
Repayments under long-term credit facility	(139)	(99)	(91)	(50)
Borrowings under long-term credit facility	—	69	—	—
Proceeds from issuance of stock	104	36	36	26
Repayments under capital lease and finance obligations	(9)	(25)	—	(9)
Payment for capital lease buy-out	(156)	(54)	—	—
Mandatorily redeemable preferred stock dividends	—	(42)	—	(27)
Other	(1)	(1)	(1)	(1)

Net cash used in financing activities	(534)	(823)	(692)	(198)

Net increase (decrease) in cash and cash equivalents	276	(406)	(605)	84
Cash and cash equivalents, beginning of period	806	1,846	1,687	1,356

Cash and cash equivalents, end of period	$1,082	$1,440	$1,082	$1,440

Free Cash Flow Schedule
(in millions)

	For the six months ended		For the three months ended
	June 30,		June 30,
	2004	2003	2004	2003
OIBDA (7)	$2,463	$1,910	$1,258	$1,004
Capital expenditures, excluding capitalized interest	(1,118)	(707)	(581)	(402)
Payments for licenses, acquisitions and other	(243)	(238)	(187)	(24)
Changes in working capital and other	(220)	(36)	(278)	(21)

Unlevered free cash flow (8)	882	929	212	557
Net interest paid, including capitalized interest	(302)	(372)	(139)	(216)
Mandatorily redeemable preferred stock dividends	—	(42)	—	(27)

Free cash flow (8)	580	515	73	314
Financing activities, excluding mandatorily redeemable preferred stock dividends	(534)	(781)	(692)	(171)
Proceeds from sales of investments	77	—	—	—
Change in short-term investments	153	(140)	14	(59)

Net increase (decrease) in cash and cash equivalents	$276	$(406)	$(605)	$84

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Long-Term Debt and Mandatorily Redeemable Preferred Stock Data
(dollars in millions)

		Retirements and	Debt for debt
	March 31,	repayments of	exchange		June 30,
	2004	principal	and other		2004
9.375% senior serial redeemable notes due 2009	$1,599		(326	) (c)	$1,273
5.25% convertible senior notes due 2010	607				607
9.5% senior serial redeemable notes due 2011,
including a deferred premium of $28 and $27	720	4	(1	) (d)	715
6% convertible senior notes due 2011	608	608			—
6.875% senior serial redeemable notes due 2013,
net of unamortized discount of $0 and $16	500		197	(c)	697
5.95% senior serial redeemable notes due 2014,
net of unamortized discount of $6 and $6	494				494
7.375% senior serial redeemable notes due 2015,
including unamortized premium of $8 and unamortized discount of $3	2,008		126	(c)	2,134
Bank credit facility (a)	3,756	91 (b)			3,665
Other	25		(3)		22

Total long-term debt, including current portion	$10,317	703	$(7)		$9,607

Zero coupon convertible preferred stock mandatorily redeemable 2013	$101	—	$2	(e)	$103

Total retirements		$703

(a)	On July 15, 2004, we entered into a new $4 billion revolving credit facility. We immediately drew down $1 billion of this new facility and used $476 million of cash on hand to repay the outstanding balance of our then existing term loan A ($1,360 million) and revolving credit facility ($116 million). This new revolving credit facility provides lower interest rates and extended maturity to 2009. As a result, our liquidity has increased to $4.6 billion on a proforma basis (availability from the revolving credit facility of $3 billion and remaining cash, cash equivalents and short-term investments of $1.6 billion).

(b)	Represents scheduled principal payments.

(c)	During the second quarter 2004, we exchanged $326 million in principal amount of the 9.375% senior notes for a combination of $213 million in principal amount of 6.875% senior notes, net of a $16 million discount, and $137 million in principal amount of 7.375% senior notes, net of an $11 million discount, in a non-cash exchange.

(d)	Represents the amortization of the deferred premium.

(e)	Represents the preferred stock accretion.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

1)	In our Form 10-Q filed for the three months ended March 31, 2004, we disclosed that we expected to reverse some or all of our net operating loss valuation allowance into income as early as mid-2004. For the three months ended June 30, 2004, we recorded a net tax benefit of $726 million resulting from the release of a significant portion of such allowance. The income tax benefit for the three months ended June 30, 2004 reflects the $726 million adjustment, net of state and deferred federal income taxes of $47 million.

2)	Adjusted income available to common stockholders represents our income available to common stockholders excluding certain gains, losses and other charges that do not relate to the ongoing operations of our wireless business. Adjusted income available to common stockholders as defined above may not be similar to adjusted income available to common stockholders measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that adjusted income available to common stockholders is useful because it allows investors to evaluate our operating results and related financial performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our wireless business.

3)	Handsets in service, end of period, and net handset additions do not include handsets attributable to the Boost Mobile program. Net handset additions represents gross handsets activated during the period less handsets deactivated. These net handset additions reflect a customer churn rate of about 1.6% for both the second quarter 2004 and the second quarter 2003. The customer churn rate is an indicator of customer retention and represents the monthly percentage of the customer base that disconnects from service. Customer churn is calculated by dividing the number of handsets disconnected from commercial service during the period by the average number of handsets in commercial service during the period.

4)	Average monthly revenue per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in commercial service during that period, excluding the impact of the Boost Mobile program. ARPU as defined above may not be similar to ARPU measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that ARPU provides useful information concerning the appeal of our rate plans and service offerings and our performance in attracting and retaining high value customers. Other revenue includes revenues from Boost Mobile, roaming, analog and other. ARPU can be calculated and reconciled to our consolidated statements of operations as follows:

	For the three months ended
	June 30,	June 30,
	2004	2003
	(in millions, except for ARPU)
Service revenues	$2,939	$2,385
Less: Other revenue	87	33

Subscriber revenues	$2,852	$2,352

ARPU calculated with Subscriber revenues	$70	$69

ARPU calculated with Service revenues	$72	$70

5)	Cost per gross add, or CPGA, is an industry metric that is calculated by dividing our selling, marketing and handset and accessory subsidy costs, excluding costs unrelated to initial customer acquisition, by our new subscribers during the period, or gross adds. CPGA excludes the impact of the Boost Mobile program. CPGA as defined above may not be similar to CPGA measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe CPGA is a measure of the relative cost of customer acquisition. Costs unrelated to initial customer acquisition include the revenues and costs associated with retaining existing customers and with the Boost Mobile program. CPGA can be calculated and reconciled to our consolidated statements of operations as follows:

	For the three months ended
	June 30,	June 30,
	2004	2003
	(in millions, except for CPGA)
Handset and accessory revenues	$350	$171
Less: Cost of handset and accessory revenues	496	315

Handset and accessory subsidy costs	146	144
Plus: Selling and marketing	534	444

Statement of operations costs	680	588
Less: Costs unrelated to initial customer acquisition and Boost costs	142	68

Customer acquisition costs	$538	$520

Cost per Gross Add from customer acquisition costs	$455	$460

Cost per Gross Add from statement of operations costs	$575	$520

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

6)	Cash cost per handset/unit, or CCPU, is calculated by dividing the sum of our cost of service and general and administrative expenses by the weighted average number of handsets in commercial service during the period. CCPU as defined above may not be similar to CCPU measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. CCPU is commonly used within our industry as an indicator of the cash expenses associated with ongoing business operations on a per handset basis. Our management uses CCPU as an integral part of internal reporting and believes CCPU is also useful to investors to evaluate our ability to scale costs associated with providing services to customers and managing our core business operations. CCPU can be reconciled to our consolidated statements of operations as follows:

	For the three months ended
	June 30,	June 30,
	2004	2003
	(in millions, except for CCPU)
Cost of service	$457	$408
General and administrative	544	385

	$1,001	$793

CCPU	$25	$23

7)	OIBDA represents operating income before depreciation and amortization. OIBDA margin, or operating margin on service revenue (“OIBDA margin”), represents OIBDA divided by service revenues. OIBDA and OIBDA margin as defined above may not be similar to OIBDA and OIBDA margin measures of other companies, are not measurements under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that OIBDA and OIBDA margin provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Our OIBDA and OIBDA margin calculations are commonly used as some of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the wireless telecommunications industry. OIBDA can be reconciled to our consolidated statements of operations as follows:

	For the six months ended		For the three months ended
	June 30,		June 30,
	2004	2003	2004	2003
	(dollars in millions)		(dollars in millions)
Operating income	$1,567	$1,075	$805	$582
Depreciation and amortization	896	835	453	422

OIBDA	$2,463	$1,910	$1,258	$1,004

OIBDA margin	43%	42%	43%	42%

Operating income margin	27%	23%	27%	24%

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

8)	Free cash flow represents OIBDA less capital expenditures, payments for licenses, acquisitions and other, net interest paid, preferred stock dividends, adjusted for increases or decreases in working capital and other. Free cash flow as defined above may not be similar to free cash flow measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of cash flows. We believe that free cash flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and the purchase or sale of investments. Free cash flow can be reconciled to our condensed consolidated statements of cash flows as follows:

	For the six months ended		For the three months ended
	June 30,		June 30,
	2004	2003	2004	2003
	(in millions)		(in millions)
Net cash provided by operating activities	$2,005	$1,516	$761	$703
Change in accrued interest on short-term investments	6	6	3	3
Net cash used in investing activities	(1,195)	(1,099)	(674)	(421)
Proceeds from sales of investments	(77)	—	—	—
Net changes in short-term investments and other	(159)	134	(17)	56
Mandatorily redeemable preferred stock dividends	—	(42)	—	(27)

Free cash flow	$580	$515	$73	$314

Unlevered free cash flow represents OIBDA less capital expenditures, payments for licenses, acquisitions and other, adjusted for increases or decreases in working capital and other. Unlevered free cash flow as defined above may not be similar to unlevered free cash flow measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of cash flows. We believe that unlevered free cash flow provides useful information to investors, analysts and our management about the cash generated by our core operations and our ability to fund interest payments, preferred stock dividends, scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and the purchase or sale of investments. Unlevered free cash flow can be reconciled to our condensed consolidated statements of cash flows as follows:

	For the six months ended		For the three months ended
	June 30,		June 30,
	2004	2003	2004	2003
			(in millions)
Net cash provided by operating activities	$2,005	$1,516	$761	$703
Change in accrued interest on short-term investments	6	6	3	3
Net cash used in investing activities	(1,195)	(1,099)	(674)	(421)
Proceeds from sales of investments	(77)	—	—	—
Net changes in short-term investments and other	(159)	134	(17)	56
Net interest paid, including capitalized interest	302	372	139	216

Unlevered free cash flow	$882	$929	$212	$557